Exhibit 5.1

DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303-2214 www.dlapiper.com T 650.833.2000 F 650.833.2001

February 24, 2017

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, California 94089

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Juniper Networks, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of up to 485,223 shares of the Company’s Common Stock, $0.00001 par value per share (the “Shares”), which may be issued pursuant to awards granted under the AppFormix Inc. Amended and Restated 2013 Stock Plan (the “Plan”).

As the basis for our opinions, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Plan and the related form documents; (c) the Company’s Restated Certificate of Incorporation, included as Exhibit 4.1 to the Registration Statement; (d) the Company’s Amended and Restated Bylaws, included as Exhibit 4.2 to the Registration Statement; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) the Delaware General Corporation Law (the “DGCL”). We have also relied upon a certificate of an officer of the Company. We have not independently verified any factual matter relating to this opinion.

We express no opinion as to any laws other than as to the DGCL. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

On the basis of the foregoing, we are of the opinion that the Shares, when issued against receipt of the consideration therefor and in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)
DLA Piper LLP (US)